Axos Financial, Inc. Signs Agreement to Acquire COR Securities Holdings Inc.
Acquisition Provides Entry into Securities Clearing and Brokerage Services Business
Accretive to Earnings per Share by 6% in Year 1

SAN DIEGO, CA – October 1, 2018 – Axos Financial, Inc. (NYSE: AX) (“Axos” or the "Company”) announced that its subsidiary, Axos Clearing, LLC, has signed a definitive agreement to acquire by merger COR Securities Holdings Inc., the parent company of COR Clearing LLC (“COR Clearing”). The Company expects the transaction to be accretive to earnings per share (“EPS”) by approximately 6% in Year 1 and 7% in Year 2. The all-cash transaction will be funded with existing capital at the holding company. Axos expects the acquisition to close in the first half of calendar 2019, subject to regulatory approval and other customary closing conditions.
Headquartered in Omaha, Nebraska, COR Clearing is a leading, full-service correspondent clearing firm for independent broker-dealers. Established as a part of Mutual of Omaha Insurance Company and spun off as Legent Clearing in 2002, COR Clearing provides clearing, settlement, custody, securities and margin lending, and technology solutions to more than 60 introducing broker-dealers and 90,000 customers.
“COR Clearing provides us with a robust technology platform and an experienced team in the securities clearing business,” stated Greg Garrabrants, President and Chief Executive Officer of Axos Financial, Inc. Mr. Garrabrants continued, “in addition to approximately $470 million of low-cost deposits and approximately $35 million of annual fee income, the acquisition of COR Clearing will add expertise in the securities clearing and custody business. We believe that COR Clearing’s growth potential has been constrained by its prior capital structure and that with our support we can increase the number of introducing broker-dealers and grow our services to registered investment advisors.”
COR Clearing CEO Carlos P. Salas commented: “Our acquisition by Axos will benefit not only our current customers but also the many broker-dealers and investment advisors seeking a superior clearing partner in a market that has experienced a historic contraction of clearing and custody options. The Axos merger is expected to provide us with significant additional liquidity, capital and resources to provide scale, accelerate our expansion of service offerings and better address a broader range of the brokerage and advisory markets. It also represents a great result for our current shareholders, who will realize the value we have built since acquiring the firm in 2012.”
Additional information regarding the agreements with COR Clearing’s parent company, the transaction process, related contingencies, and the timing of the transaction is included in a Form 8-K filed October 1, 2018 with the SEC. A presentation with more details regarding the transaction is available on the Axos website at http://investors.axosfinancial.com.

About Axos Financial, Inc.
Axos Financial, Inc. is the holding company for Axos Bank, formerly known as BofI Federal Bank. Axos Bank is a nationwide bank that provides financing for single and multifamily residential properties, small-to-medium size businesses in target sectors, and selected specialty finance receivables. With nearly $10 billion in assets, Axos Bank provides consumer and business banking products through its low-cost distribution channels and affinity partners. Axos Financial, Inc.’s common stock is listed on the NYSE under the symbol “AX” and is a component of the Russell 2000® Index and the S&P 600® Index. For more information about Axos Bank, please visit https://www.axosbank.com.

About COR Clearing LLC
Headquartered in Omaha, Nebraska, COR Clearing is a full-service, independent securities clearing firm servicing retail and online broker-dealers and registered investment advisers throughout the United States. COR Clearing is a registered broker-dealer in all 50 states and is regulated by FINRA, the SEC, and additional Self-Regulatory Organizations (SROs). COR Clearing is the wholly-owned subsidiary of COR Securities Holdings Inc. More information is available at https://www.corclearing.com.

Forward-Looking Safe Harbor Statement
This press release contains forward-looking statements that involve risks and uncertainties, including without limitation statements relating to the execution and closing of the definitive purchase and assumption transaction between Axos Financial’s subsidiary and COR Securities Holdings Inc., projections of Axos Financial’s performance and earnings per share resulting from the transaction. These forward-looking statements are made on the basis of the views and assumptions of management regarding future events and performance as of the date of this press release. Actual results and the timing of events could differ materially from those expressed or implied in such forward-looking statements as a result of risks and uncertainties, including without limitation changes in interest rates, inflation, government regulation, general economic conditions, conditions in the real estate markets in which we operate and other factors beyond our control. These and other risks and uncertainties detailed in Axos Financial’s periodic reports filed with the Securities and Exchange Commission could cause actual results to differ materially from those expressed or implied in any forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement, and Axos Financial undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date of this press release.

Contact:
Johnny Lai, CFA
VP, Corporate Development and Investor Relations
Phone: 1-858-649-2218
Email: jlai@axosfinancial.com